Exhibit 99.1

                ResMed Inc. Announces Record Financial Results

                   For Quarter and Year Ended June 30, 2003



    SAN DIEGO, Aug. 5 /PRNewswire-FirstCall/ -- ResMed Inc. (NYSE: RMD)

announced record revenue and income results for the quarter and year ended

June 30, 2003.  Revenue for the quarter was $80.7 million, an increase of 43%

over the quarter ended June 30, 2002.  Income from operations and net income for the June 30, 2003 quarter increased to $18.6 million and $13.5 million respectively, an increase of 55% and 38%.

    Selling, general and administration (SG&A) costs for the quarter were

$25.6 million, an increase of $6.6 million or 35%, over the same period in fiscal 2002.  The increase in SG&A related primarily to an increase in selling and administration personnel to meet expanding opportunities in the sleep-disordered breathing market and $1.0 million in legal costs predominantly associated with outstanding patent infringement lawsuits against competitors.  SG&A expenditure as a percentage of revenue was 31.7% in the

June quarter compared to 33.8% for the same period in fiscal 2002.

    Research and development expenditure, at 7.7% of revenues, increased during the three months ended June 30, 2003 to $6.2 million from $4.1 million in the quarter ended June 30, 2002.  The increase of 51% in research and development outlays reflects ResMed's continuing commitment to innovation within its product portfolio, as well as an ongoing commitment to clinical research and product development, particularly in evolving hypertension,

stroke and congestive heart failure markets.  The increase in research and development expenditure, adjusted for the effect of a stronger Australian dollar, was 31%.  The R&D spend should continue at around 8% of revenues.

    Company revenues for fiscal year 2003 were $273.6 million, an increase of 34% over the year ended June 30, 2002.  Net income for the year was

$45.7 million or $1.33 per share, on a diluted basis, compared with net income of $37.5 million or $1.10 per share for fiscal year 2002.  Net income increased by 22%, while EPS, on a diluted basis, improved by 21%.

    Inventories of $49.4 million were flat compared to March 2003 levels.

Inventory turnover improved 22 days from the March quarter.  Accounts receivable days sales outstanding at 62 days, improved by 6 days compared to

March 2003 quarter and continue to compare favorably to industry peers.

    Peter C. Farrell, PhD, Chairman and Chief Executive Officer, commented,

"These record profit and revenue results for the June quarter and fiscal year

2003 reflect ResMed's continuing strong sales and profit growth.  Our operating cash flow for the June quarter, was a record-breaking $22.1 million.

Domestic sales increased by 28% over the June 2002 quarter to a record

$36.3 million, reflecting very healthy domestic demand for our sleep-disordered breathing products.  International sales increased by a healthy 60%, over the June 2002 quarter, reflecting growth across all major markets as well as a stronger Euro and SARS-related sales of approximately

$5.0 million."

    Dr. Farrell also commented, "We were delighted with the way the Company ended fiscal 2003, especially relating to our strong cash flow.  We are making encouraging progress in the cardiovascular market as we continue to develop our strategic partnerships with Medcath Corporation and Guidant Corporation.

In addition, we have some exciting new products to be released during the next two quarters as well as other products under development."

    Looking forward, we project the overall market for our products to continue to grow annually at approximately 20% over the next 12-18 months.  We continue to believe that our annual revenue growth will meet or exceed this market growth rate, excluding the impact of any non-recurring issues, such as the recent SARS epidemic.

    ResMed is a leading developer, manufacturer, and marketer of medical equipment for the diagnosis, treatment, and management of sleep-disordered breathing, selling a comprehensive range of products in over 60 countries.

    ResMed will host a conference call at 1:30 pm Pacific Daylight Time (PDT)

today to discuss these quarterly results.  Individuals wishing to access the conference call may do so via ResMed's Web site at www.resmed.com .  Please allow extra time prior to the call to visit the site and download the streaming media player (Windows Media Player) required to listen to the

Internet broadcast.  The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks.  A telephone replay of the conference call is available by dialing

(888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference ID No. 83532481.

    Further information can be obtained by contacting David Pendarvis at

ResMed Inc. San Diego, on (858) 746-2568; Adrian Smith at ResMed Limited

Sydney on +61 (2) 9886-5407; or by visiting the Company's multilingual Web site at www.resmed.com .

    Statements contained in this release that are not historical facts are

"forward-looking" statements as contemplated by the Private Securities

Litigation Reform Act of 1995.  These forward-looking statements, including statements regarding the Company's future revenue, earnings or expenses, new product development and new markets for the Company's products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements.  Those risks and uncertainties are discussed in the Company's Annual Report on Form

10-K for its most recent fiscal year and in other reports the Company files with the US Securities & Exchange Commission.  Those reports are available on the Company's Web site.



                         ResMed Inc. and Subsidiaries

                      Consolidated Statements of Income

                  (In US$ thousands, except per share data)



                             Three Months Ended              Year Ended

                                  June 30,                    June 30,

                              2003          2002         2003          2002

                                 (unaudited)                 (unaudited)



    Net revenue             80,695        56,247      273,570       204,076

    Cost of sales           30,331        19,439      100,483        70,827



    Gross profit            50,364        36,808      173,087       133,249



    Operating expenses:

    Selling, general and

     administrative         25,578        19,014       85,313        64,481

    Research and

     development             6,235         4,140       20,534        14,910

    In process R&D written

     off on acquisition         --           350           --           350

    Donation to Foundations     --         1,349           --         2,349



    Total operating

     expenses               31,813        24,853      105,847        82,090



    Income from operations  18,551        11,955       67,240        51,159



    Other:

    Interest income

     (expense), net           (418)         (763)      (2,549)       (3,224)

    Other income

     (expense), net          1,786          (363)       1,907           108

    Gain on extinguishment

     of debt                    --         3,560          529         6,549



    Total other income

     (expenses), net         1,368         2,434         (113)        3,433



    Income before income

     taxes                  19,919        14,389       67,127        54,592

    Income taxes             6,395         4,579       21,398        17,086



    Net income              13,524         9,810       45,729        37,506



    Basic earnings

     per share               $0.41         $0.30        $1.38         $1.17

    Diluted earnings

     per share               $0.39         $0.29        $1.33         $1.10



    Basic shares

     outstanding            33,275        32,714       33,054        32,174

    Diluted shares

     outstanding            34,726        34,011       34,439        34,080





                         ResMed Inc. And Subsidiaries

                         Consolidated Balance Sheets

              (In US$ thousands except share and per share data)



                                               June 30, 2003   June 30, 2002

                                                (unaudited)

    Assets

    Current assets:

    Cash and cash equivalents                    $114,491         $72,860

    Marketable securities - available for sale      6,533          19,979

    Accounts receivable, net                       56,694          46,199

    Inventories                                    49,386          41,173

    Deferred income taxes                           8,301           9,289

    Prepaid expenses and other current assets       6,500           4,213



    Total current assets                          241,905         193,713



    Property, plant and equipment, net of

     accumulated depreciation                     104,687          79,279

    Patents, net of accumulated amortization        3,745           2,653

    Goodwill                                      102,160          92,536

    Other assets                                    7,098           8,010



    Total assets                                 $459,595        $376,191



    Liabilities and Stockholders' Equity

    Current liabilities:

    Accounts payable                              $19,368         $11,605

    Accrued expenses                               19,140          15,273

    Income taxes payable                            3,408           6,905

    Deferred revenue                                6,355           3,636

    Payable for property purchase                      --          11,552

    Current portion of deferred profit

     on sale leaseback                              2,312           1,933



    Total current liabilities                      50,583          50,904



    Non current liabilities:

    Deferred revenue                                7,210           5,402

    Deferred profit on sale and leaseback           2,119           3,705

    Convertible Subordinated Notes                113,250         123,250



    Total non-current liabilities                 122,579         132,357



    Total liabilities                            $173,162        $183,261



    Stockholders' Equity:

    Preferred stock, $0.01 par value,

     2,000,000 shares authorized; none issued          --              --

    Series A Junior Participating preferred

     stock, $0.01 par value, 250,000 shares

    authorized; none issued                            --              --

    Common Stock $0.004 par value

     100,000,000 shares authorized; issued and

     outstanding 33,370,885 at June 30,2003 and

     32,818,160 at June 30, 2002 (excluding

     415,365 and 290,047 shares held as Treasury

     stock respectively)                              133             132

    Additional paid-in capital                    107,433          94,153

    Retained earnings                             160,372         114,643

    Treasury Stock                                (11,415)         (7,873)

    Accumulated other comprehensive

     income (loss)                                 29,910          (8,125)



    Total stockholders' equity                    286,433         192,930



    Commitments and contingencies                      --              --

    Total liabilities and stockholders' equity   $459,595        $376,191





SOURCE  ResMed Inc.

    -0-                             08/05/2003

    /CONTACT:  David Pendarvis of ResMed Inc., +1-858-746-2568; or Adrian

Smith of ResMed Limited Sydney, +61 (2) 9886-5407/

    /Web site:  http://www.resmed.com /

    (RMD)



CO:  ResMed Inc.

ST:  California

IN:  MTC BIO HEA

SU:  ERN CCA MAV